April 3, 2012
FOR IMMEDIATE RELEASE

CONTACT:	Daryl D. Pomranke, President and Chief Executive Officer	219-513-5150
	Jerry A. Weberling, Executive Vice President and CFO	219-513-5103

CFS BANCORP, INC. DECLARES CASH DIVIDEND

MUNSTER, IN - April 3, 2012 - CFS Bancorp, Inc. (NASDAQ: CITZ) announced that the Board of Directors on March 26, 2012 declared a quarterly cash dividend of $0.01 per share payable on April 27, 2012 to shareholders of record on April 6, 2012. This dividend is unchanged from the prior quarter's dividend.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank. Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities be successful. The Bank has 20 full service banking centers throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company's website can be found at www.citz.com.